Registration No. 333-_____

As filed with the Securities and Exchange Commission on April 7, 2009

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GILAT SATELLITE NETWORKS LTD.
(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

21 Yegia Kapayim Street
Daniv Park, Kiryat Arye
Petah Tikva 49130, Israel
(Address of Principal Executive Offices) (Zip Code)

GILAT SATELLITE NETWORKS LTD. 2005 SHARE INCENTIVE PLAN

GILAT SATELLITE NETWORKS LTD. 2008 SHARE INCENTIVE PLAN
(Full title of the plans)

Gilat Satellite Networks Inc.
1750 Old Meadow Road
McLean, VA 22102
Attn: Legal Department
(Name and address of agent for service)

703-848-1000
(Telephone number, including area code, of agent for service)

Copies to:

Steven J. Glusband, Esq.	Rachel Prishkolnik, Adv.
Carter Ledyard & Milburn LLP	VP General Counsel and Corporate Secretary
2 Wall Street	Gilat Satellite Networks Ltd.
New York, New York 10005	21 Yegia Kapayim Street
(212) 732-3200	Daniv Park, Kiryat Arye
Petah Tikva 49130, Israel
(+972)-(3)-925-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☐ Accelerated filer ☒ Non-accelerated filer ☐ Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee (2)

Ordinary shares, par value NIS 0.20 per share	50,000	(3)	$8.11	(4)	$405,500	$22.63

Ordinary shares, par value NIS 0.20 per share	1,450,000	(5)	$3.535	(6)	$5,125,750	$286.02

Ordinary shares, par value NIS 0.20 per share	90,000	(7)	$3.535	(6)	$318,150	$17.75

Ordinary shares, par value NIS 0.20 per share	600,000	(8)	$4.00	(4)	$2,400,000	$133.92

Ordinary shares, par value NIS 0.20 per share	310,000	(9)	$3.535	(6)	$1,095,850	$61.15

Total	2,500,000		N/A		$9,345,250	$521.47

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of the Registrant’s ordinary shares, par value NIS 0.20 per share (the “Ordinary Shares”) that may be offered or issued pursuant to the Gilat Satellite Networks Ltd. 2005 Share Incentive Plan (the “2005 Plan”) and Gilat Satellite Networks Ltd. 2008 Share Incentive Plan (the “2008 Plan”) by reason of stock splits, stock dividends or similar transactions.

(2)	Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, as follows: proposed maximum aggregate offering price multiplied by .0000558.

(3)	Issuable under performance options previously granted under the 2005 Plan.

(4)	Pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, in the case of Ordinary Shares purchasable upon exercise of outstanding options, the proposed maximum offering price is the exercise price provided for in the respective option grant.

(5)	Issuable under restricted share units previously awarded under the 2005 Plan.

(6)	Pursuant to Rule 457(h) and (c) under the Securities Act of 1933, as amended, the proposed maximum offering price per share is calculated based on the average of the daily high and low sale prices ($3.60 and $3.47) of the Ordinary Shares, as quoted on the NASDAQ Global Market on April 3, 2009.

(7)	Issuable under restricted share units previously awarded under the 2008 Plan.

(8)	Issuable under options previously granted under the 2008 Plan.

(9)	Issuable under options and other share incentive awards that may be granted in the future under the 2008 Plan.

This Registration Statement shall become effective immediately upon filing as provided in Rule 462 under the Securities Act of 1933.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE

        The following documents filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (Commission File No. 000-21218), are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2008;

(b)	The Registrant’s Reports of Foreign Private Issuer on Form 6-K submitted to the Commission on January 2, 2009, January 8, 2009, January 22, 2009, February 5, 2009 (two reports), February 9, 2009, February 13, 2009, February 17, 2009 (two reports), February 18, 2009, February 23, 2009, February 24, 2009 and February 26, 2009 (two reports); and

(c)	The description of the Registrant’s Ordinary Shares contained in the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2008.

        In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and all Reports on Form 6-K submitted to the Commission subsequent to the date hereof, to the extent that such Reports indicate that information therein is incorporated by reference into the Registrant’s Registration Statements on Form S-8, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4. DESCRIPTION OF SECURITIES

        Not applicable.

Item 5. INTEREST OF NAMED EXPERTS AND COUNSEL

        Not applicable.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Exculpation of Office Holders. Under the Israeli Companies Law, a company may not exempt an office holder from liability with respect to a breach of his fiduciary duty, but may, , if permitted by its articles of association, exempt in advance an office holder from his liability to the company, in whole or in part, with respect to a breach of his duty of care.

        Indemnification of Office Holders. Pursuant to the Israeli Companies Law, a company may indemnify an office holder against a monetary liability imposed on him by a court, including in settlement or arbitration proceedings, and against reasonable legal expenses in a civil proceeding or in a criminal proceeding in which the office holder was found to be innocent or in which he was convicted of an offense which does not require proof of a criminal intent. The indemnification of an office holder must be expressly allowed in the articles of association, under which the company may (i) undertake in advance to indemnify its office holders with respect to categories of events that can be foreseen at the time of giving such undertaking and up to an amount determined by the board of directors to be reasonable under the circumstances, or (ii) provide indemnification retroactively at amounts deemed to be reasonable by the board of directors.

        Insurance of Office Holders. A company may, if permitted by its articles of association, procure insurance for an office holder’s liability in consequence of an act performed in the scope of his office, in the following cases: (a) a breach of the duty of care of such office holder to the company or to another person, (b) a breach of the duty of loyalty, provided the office holder acted in good faith and had reasonable grounds to believe that such act would not be detrimental to the company, or (c) a monetary obligation imposed on the office holder for the benefit of another person.

        Limitations on Exculpation, Insurance and Indemnification. A company may not indemnify an office holder against, nor enter into an insurance contract which would provide coverage for, nor exculpate an office holder from his liability to the company for, any monetary liability incurred as a result of any of the following:

—	a breach by the office holder of his duty of loyalty unless the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

—	a breach by the office holder of his duty of care if such breach was committed intentionally or recklessly;

—	any act or omission done with the intent to derive an illegal personal gain; or

—	any fine or penalty levied against the office holder as a result of a criminal offense.

        In addition, under the Israeli Companies Law, exemption of, an undertaking to indemnify or indemnification of, and procurement of insurance coverage for, an office holder must be approved by the company’s audit committee and board of directors and, in the event that such office holder is a director or a controlling shareholder or a relative of the controlling shareholder, also by the company’s shareholders.

        Our Articles of Association allow us to exempt any office holder to the maximum extent permitted by law, before or after the occurrence giving rise to such exemption. Our Articles of Association also provide that we may indemnify any office holder, to the maximum extent permitted by law, against any liabilities he or she may incur in such capacity, limited with respect (i) to the categories of events that can be foreseen in advance by our board of directors when authorizing such undertaking and (ii) to the amount of such indemnification as determined retroactively by our board of directors to be reasonable in the particular circumstances. Similarly, we may also agree to indemnify an office holder for past occurrences, whether or not we are obligated under any agreement to provide such indemnification. Our Articles of Association also allow us to procure insurance covering any past or present officer holder against any liability which he or she may incur in such capacity, to the maximum extent permitted by law. Such insurance may also cover the Company for indemnifying such office holder. We have obtained directors’ and officers’ liability insurance covering our officers and directors and those of our subsidiaries for certain claims. In addition, as of August 30, 2005, we have provided our directors and officers with letters providing them with indemnification to the fullest extent permitted under Israeli law.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

        Not applicable.

Item 8. EXHIBITS.

4.1	Memorandum of Association, as amended (previously filed as Exhibit 1.1 to the Registrant’s Form 20-F for the fiscal year ending December 31, 2000, and incorporated herein by reference)

4.2	Articles of Association, as amended and restated (previously filed as Exhibit 1.2 to the Registrant’s Form 20-F for the fiscal year ending December 31, 2008, and incorporated herein by reference)

4.3	Gilat Satellite Networks Ltd. 2005 Share Incentive Plan (including the Israeli Sub-plan to the Gilat Satellite Networks Ltd. 2005 Share Incentive Plan)

4.4	Gilat Satellite Networks Ltd. 2008 Share Incentive Plan (including the Israeli Sub-plan to the Gilat Satellite Networks Ltd. 2008 Share Incentive Plan)

5	Opinion of Rachel Prishkolnik, Adv., VP General Counsel and Corporate Secretary

23.1	Consent of Rachel Prishkolnik, Adv., VP General Counsel and Corporate Secretary (included in Exhibit 5)

23.2	Consent of Kost Forer, Gabbay & Kasierer, a Member of Ernst & Young Global

24	Power of Attorney (included as part of this Registration Statement)

Item 9. UNDERTAKINGS

    (a)        The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Petah Tikvah, Israel on April 7, 2009.

GILAT SATELLITE NETWORKS LTD. By: /s/ Amiram Levinberg —————————————— Amiram Levinberg Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Amiram Levinberg and Ari Krashin, and each of them severally, his true and lawful attorney-in-fact, and agent each with power to act with or without the other, and with full power of substitution and resubstitution, to execute in the name of such person, in his capacity as a director or officer of Gilat Satellite Networks Ltd., any and all amendments to this Registration Statement on Form S-8 and all instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or their substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Amiram Levinberg	Chairman of the Board and Chief Executive
Amiram Levinberg	Officer	April 7, 2009

/s/ Ari Krashin	Chief Financial Officer and Principal
Ari Krashin	Accounting Officer	April 7, 2009

/s/ Haim Benjamini
Haim Benjamini	Director	April 7, 2009

/s/ Jeremy Blank
Jeremy Blank	Director	April 7, 2009

/s/ Dr. Ehud Ganani
Dr. Ehud Ganani	Director	April 7, 2009

/s/ Dr. Leora Meridor
Dr. Leora Meridor	Director	April 7, 2009

/s/ Karen Sarid
Karen Sarid	Director	April 7, 2009

/s/ Izhak Tamir
Izhak Tamir	Director	April 7, 2009

Gilat Satellite Networks Inc. By: /s/ Erez Antebi —————————————— Erez Antebi Director	Authorized Representative in the United States	April 7, 2009